As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1458152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Hills Street, Suite 106

Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

Amended and Restated 2020 Equity Incentive Plan

(Full title of the plan)

Lori A. Woods

Chief Executive Officer

Isoray, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

(Name and address of agent for service)

(509) 375-1202

(Telephone number, including area code, of agent for service)

Copy to:

Stephen R. Boatwright

Gallagher & Kennedy, P.A.

2575 E. Camelback Road

Phoenix, Arizona 85016

(602) 530-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Amended and Restated 2020 Equity Incentive Plan Common Stock, $0.001 par value . . . . . . . . . . .	10,000,000	$0.355	$3,550,000	$329.09

(1)

Represents shares issuable pursuant to the Isoray, Inc. Amended and Restated 2020 Equity Incentive Plan (the “Amended and Restated Plan”), including any additional shares that may become issuable in accordance with the adjustment provisions of the Amended and Restated Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Amended and Restated Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices of the Registrant’s common stock, as reported by the NYSE American, on January 24, 2022 (which is within five business days prior to the date of filing).

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) is filed by Isoray, Inc., a Delaware corporation (the “Registrant” or the “Company”), to register an additional 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Company’s 2020 Equity Incentive Plan, as subsequently amended and restated by the Company’s board of directors and approved by the Company’s stockholders on December 7, 2021 (the “Amended and Restated Plan”).

On January 23, 2020, the Company filed a registration statement on Form S-8 (Registration No. 333-236024) (the “2020 Registration Statement”) to register 6,000,000 shares of Common Stock reserved for issuance under the Company’s 2020 Equity Incentive Plan as originally approved by the Company’s stockholders on December 10, 2019. On December 7, 2021, the Company’s stockholders approved the amendment and restatement of the Company’s 2020 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 6,000,000 to 16,000,000, and to authorize the granting of restricted stock units thereunder. This Registration Statement is being filed to register the additional 10,000,000 shares of Common Stock reserved for issuance under the Amended and Restated Plan.

Pursuant to General Instruction E of Form S-8, the contents of the 2020 Registration Statement, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Isoray, Inc. is sometimes referred to as the “Registrant,” the “Company,” “we,” “us,” or “our.”

Item 3.  Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission under File No. 001-33407 are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)         Our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (filed September 27, 2021), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)         Our Current Reports on Form 8-K filed on November 10, 2021, November 23, 2021, December 9, 2021, and December 17, 2021, and our Quarterly Report on Form 10-Q filed on November 10, 2021.

(c)         The description of our common stock contained in our Registration Statement on Form S-3, filed with the Commission on January 23, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

(Except as otherwise indicated (a) all exhibits were previously filed, (b) all omitted exhibits are intentionally omitted, and (c) all Reports referenced below were filed under SEC file number 001-33407.)

Exhibit Number	Exhibit

4.1	Certificate of Incorporation, incorporated by reference to Exhibit A of the Form Def 14A filed on November 9, 2018.

4.2	Bylaws, incorporated by reference to Exhibit C of the Form Def 14A filed on November 9, 2018.

4.3	Form of Warrant, dated July 11, 2018, incorporated by reference to Exhibit 10.3 of the Form 8-K filed on July 11, 2018.

4.4	Form of Warrant, incorporated by reference to Exhibit A of Exhibit 10.1 of the Form 8-K filed on October 22, 2020.

5.1	Opinion of Gallagher & Kennedy, P.A.

10.1	Amended and Restated 2020 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, filed with the Commission on October 25, 2021).

23.1	Consent of Gallagher & Kennedy, P.A. (included in Exhibit 5.1)

23.2	Consent of Assure CPA, LLC

24.1	Power of Attorney (see signature page).

Item 9.  Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on this 28th day of January, 2022.

Isoray, Inc.

By:	/s/ Lori A. Woods
Lori A. Woods
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lori A. Woods, his attorney-in-fact and agent, with the power of substitution, for him and in his name, place, or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Lori. A. Woods full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael McCormick	Chairman of the Board	January 28, 2022
Michael McCormick

/s/ Lori. A. Woods	Chief Executive Officer, Director	January 28, 2022
Lori A. Woods

/s/ Jonathan Hunt	Chief Financial Officer,	January 26, 2022
Jonathan Hunt	Co-Principal Financial Officer

/s/ Mark J. Austin	Vice President of Finance and	January 28, 2022
Mark J. Austin	Corporate Controller, Co-Principal Financial
and Principal Accounting Officer

/s/ Alan Hoffmann	Director	January 26, 2022
Alan Hoffmann

/s/ Philip Vitale	Director	January 28, 2022
Philip Vitale